Exhibit 10.1
[Staples Letterhead]

Shira Goodman                                     September 26, 2016
40 Montrose Street
Newton, MA 02458

Dear Shira,

Congratulations on your promotion to Chief Executive Officer, effective September 25, 2016.

Details of your compensation in connection with your new position are set forth below.

Salary
You will receive a weekly salary of $21,153.84 ($1,100,000 if annualized) which will be your salary for all hours worked. Your salary will next be reviewed effective May 1, 2017.

The monthly stipend of $30,500 you received during the period you served as interim Chief Executive Officer will cease effective September 24, 2016.

Bonus Eligibility
You will be eligible for a bonus target of 150% of salary, subject to the terms of Staples’ Executive Officer Incentive Plan. Bonus awards are based on actual results against pre-established Company financial goals.
For FY16, you will be eligible for (i) a bonus target of 85% of salary earned between January 31, 2016 and June 13, 2016, (ii) a bonus target of 150% of salary and stipend earned between June 14, 2016 and September 24, 2016, and (iii) a bonus target of 150% of salary earned between September 25, 2016 and January 28, 2017.

Long Term Incentive
Your long term equity incentive awards will be delivered solely in the form of performance share awards under the terms of the Staples’ 2014 Stock Incentive Plan. The target value of your annual performance share award will be $7,250,000. Your first grant with a target value of $7,250,000 will be made following the March 2017 Compensation Committee meeting.

The value of all grants is equivalent to the actual expense the company incurs for this grant. Performance shares vest 100% three years from grant, based on Company performance. Ultimately, the actual value to you will be the number of shares awarded multiplied by the fair market value on the date the award vests.

The Board of Directors currently intends to grant Performance Share Awards to associates at your level annually in March, but we cannot guarantee the level or existence of any future awards.

All other terms and conditions remain unchanged.

On behalf of the Board and Staples shareholders, we wish you continued success in your new role.

Sincerely,

Paul F. Walsh
Chair, Compensation Committee